Exhibit 2.1

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

This Amendment (this “Amendment”), dated as of May 11, 2006, is entered into by and among (i) Vistula Communications Services, Inc., a Delaware corporation (“Buyer”), (ii) NetYantra Inc., a Delaware corporation (“NetYantra Delaware”) and (iii) NetYantra India Private Limited (“NetYantra India”, with NetYantra Delaware and NetYantra India being hereinafter sometimes referred to collectively as “Sellers”) and constitutes Amendment No. 1 to that certain Asset Purchase Agreement dated April 28, 2006 (the “Agreement”) by and among the Buyer and the Sellers.

WHEREAS, in connection with the transactions contemplated under the terms of the Agreement, and as a condition to the closing of such transactions, Buyer is obligated to issue to Sellers 14,000,000 shares (the “Share Consideration”) of the Buyer’s Common Stock, par value $.001 per share (the “Common Stock”);

WHEREAS, Buyer is in the process of negotiating a financing (the “Financing”) involving the issuance and sale of up to 30,000,000 shares (the “Financing Shares”) of Common Stock (including shares issuable upon the exercise of Common Stock purchase warrants being offered in connection with the Financing); and

WHEREAS, it is in the interest of Buyer and Sellers for Buyer to complete the Financing and issue the Financing Shares as soon as practicable, and in order to facilitate the completion and full subscription of the Financing;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, and in accordance with Section 10.1 of the Agreement, the Agreement is hereby amended as follows:

1.             Amendment of Asset Purchase Agreement

1.1           Notwithstanding anything to the contrary set forth in the Agreement, Sellers hereby agree that if, at the time of the Closing (as defined in the Agreement), Buyer shall have insufficient authorized but unissued or otherwise unreserved shares of Common Stock to deliver the entire Share Consideration, Buyer and Seller agree to proceed with the Closing with the delivery of such portion of the Share Consideration, as may be validly delivered by Buyer at such time (subject to the other conditions set forth in the Agreement and not otherwise amended or modified hereby), and that the delivery of the remainder of the Share Consideration (the “Deferred Shares”) shall take place on or before the fifth business day immediately following the date on which the Certificate of Incorporation of the Buyer has been amended to increase the shares of Common Stock authorized thereunder; provided, however that if such amendment shall not have occurred by August 31, 2006, Sellers shall have the option to require Buyer to deliver, in lieu of the Deferred Shares and in full satisfaction of the obligations relating to the delivery thereof, an amount in cash equal to $1.00 per Deferred Share, the delivery of such cash amount to take place within five business days after the receipt of a written notice from the Sellers requesting such cash payment. For avoidance of doubt, all rights pertaining to the Share Consideration that are to be granted to Sellers in connection with the transactions contemplated under the Agreement, including but not limited to the tag-along rights described in Section 7.3(l) thereof, shall pertain to the Deferred Shares as fully as would have been the case had the Deferred Shares been issued at the Closing.

1.2           Buyer and Sellers hereby agree that the representations and warranties of the Buyer set forth in the Agreement are hereby qualified to the extent necessary that no inaccuracy in or breach of such representations and warranties shall result from the consummation of the Financing or the issuance of the Financing Shares, and that to extent such representations or warranties relate to the Share Consideration, such representations and warranties shall be deemed made as of the date the Share Consideration is issued.

2.             Agreement in Full Force and Effect. Except as expressly set forth herein, this Amendment shall not be deemed to be a waiver, amendment or modification of any provisions of the Agreement or of any right, power or remedy of the Buyer or Sellers thereunder. Except as set forth herein, Buyer and Seller reserve all rights, remedies, powers, or privileges available under the Agreement, at law or otherwise.

3.             Miscellaneous.

3.1           This Amendment may be executed in any number of counterparts (including by facsimile), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement. Each party agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party. The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof or thereof.

3.2           This Amendment and the Agreement (as hereby amended) constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties, and shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto and thereto. There are no unwritten oral agreements between the parties with respect to the subject matter hereof and thereof.

3.3           This Amendment and the rights and obligations of the parties hereunder shall be governed by and construed and interpreted in accordance with the choice of law provisions set forth in the Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as an instrument under seal as of the date first written above.

NetYantra Inc.

/s/ SANJEEV MENON
By: Sanjeev Menon
Title: Director

NetYantra India Private Limited

/s/ VINOD SANKAR
By: Vinod Sankar
Title: Director

Vistula Communications Services, Inc.

/s/ RUPERT GALLIERS-PRATT
By: Rupert Galliers-Pratt
Title: Chairman of the Board